Exhibit 99.1

Ryan Specialty Group Acquires Navigators’ Nordic Agency Operations

LONDON, 3 January 2017—The Navigators Group, Inc. (NASDAQ: NAVG) (“Navigators”) and Ryan Specialty Group, LLC (“RSG”) announced today the acquisition by RSG of Navigators’ insurance agency operations in Sweden and Denmark.

The transaction represents a 100% acquisition of Navigators’ Sweden and Denmark corporations, NUAL AB and Navigators A/S, respectively. Navigators’ local employees have agreed to continue their employment with RSG, with Sverker Edstrom continuing to lead the Stockholm operation and Thomas Harrild remaining responsible for the Copenhagen office. In assuming the operations, RSG, a leading distributor of specialty insurance products and services, will leverage its expertise to enhance the customer service available to local brokers and insureds.

Following the acquisition, the new RSG offices, renamed RSG Sweden and RSG Denmark, will partner with Navigators to continue to bring local customers management and professional liability products written on and backed by Navigators Lloyd’s Syndicate 1221 paper, giving insureds the same financial strength and expert claims handling they have come to expect.

“This transaction supports Navigators’ strategic focus on serving clients across continental Europe,” said Michael J. Casella, Navigators’ President of International Insurance. “Our partnership with RSG will enable us to more efficiently serve clients in these markets while still providing them with the innovative products and financial strength Navigators is known for.”

“Equally, this furthers RSG’s European expansion plans,” said Michael D. Rice, Chairman of RSG Underwriting Managers, LLC, a subsidiary of RSG. “We are very pleased to be able to further develop our strong relationship with Navigators with this transaction.”

The sale excludes Navigators’ Nordic marine lines of business, which will continue to be managed out of Rotterdam.

About Navigators

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations and underwriting management companies, including operations at Lloyd’s. Navigators has offices in the United States, the United Kingdom and Continental Europe, as well as a representative office in China.

About Ryan Specialty Group

Ryan Specialty Group, LLC is an international holding company consisting of wholesale broker, R-T Specialty, LLC, underwriting manager, RSG Underwriting Managers, LLC, and insurance service provider, Ryan Direct Group Limited, each servicing a client base of brokers, agents and insurance carriers.

Contact

Courtney Oldrin

+1 203 905 6531

coldrin@navg.com